Exhibit 5.2

June 6, 2013
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019

Ladies and Gentlemen:

As Senior Vice President, General Counsel and Secretary of Service Corporation International, a Texas corporation (the “Company”), I am furnishing this opinion in connection with the preparation and filing by the Company of post-effective amendment No. 1 to the Company’s registration statement on Form S-3 (File No. 333-184087) filed with the Securities and Exchange Commission (the “Commission”) on September 25, 2012 (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) relating to the offering by the Company from time to time, pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of one or more series of (i) the Company’s debt securities (the “Debt Securities”) and (ii) guarantees of debt securities of the Company (the “Guarantees”, and together with the Debt Securities, the “Securities”).  Any offering of Securities will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

The Debt Securities will be issued in one or more series pursuant to an indenture dated as of February 1, 1993 (as amended and supplemented, the “Indenture”) by and among the Company and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee (the “Trustee”).

In that connection, I, or attorneys under my supervision, have examined the resolutions of the Board of Directors of the Company authorizing the issuance, offering and sale of the Securities, and I, or attorneys under my supervision, have examined such corporate records of the Company and such other documents and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed.

Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that, under the laws of the State of Texas:

(a)           the Company is a validly existing corporation in good standing under the laws of the State of Texas;

(b)           the Company has all requisite power to file post-effective amendment No. 1 to the Registration Statement and to execute, deliver and perform its obligations under the Indenture, the Debt Securities, the Guarantees and any document pursuant to which the Guarantees are issued (collectively, the “Securities Documents”);

(c)           the authorization, execution, delivery and performance of the Securities Documents by the Company and the performance of its obligations thereunder do not and will not violate the charter or bylaws of the Company or any law, regulation, order, judgment or decree applicable to the Company; and

(d)           the Indenture has been duly executed and delivered by the Company.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the Prospectus.  In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gregory T. Sangalis

Gregory T. Sangalis, Senior Vice President, General Counsel and Secretary